UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 2, 2015 (July 1, 2015)

Accurexa Inc.

 (Exact name of registrant as specified in its charter)

Delaware	000-54907	46-2999657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 Barksdale
Newark DE 19711
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(302) 709-1822

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On July 1, 2015, the Board of Directors of the Company appointed Mr. William Callahan to serve as Director of the Company’s Board, effective immediately.

Mr. Callahan (age 56) has spent most of his more than 30-year career in emerging growth companies in the medical device, drug delivery and pharmaceutical industry, establishing and growing operations groups, and participating in the launch of numerous new products.  Mr. Callahan has experience in the translation of research and development projects into commercially viable products, commercial development of new products, set-up of quality control procedures and documentation, and operations.  He has been Senior Director Manufacturing Operations at AcelRx since March 2014.  He was a director of the Company’s board from January 2013 until March 2014, and was a consultant to the pharmaceutical and medical technology industries from February 2012 until March 2014.  From October 2009 until February 2012, he was Vice President Operations for Depomed, Inc. His previous tasks have included establishing GMP manufacturing operations and engineering groups whose responsibilities covered product assembly/manufacturing, process and product development, scale up and technology transfer activities, equipment and process qualification and validation execution, and support of regulatory FDA submissions. Commercial products that he worked on include in-vitro diagnostic devices (Lifescan and Avocet Medical Inc.), medical equipment (Applied Biosystems), transdermal pharmaceutical products (Cygnus Therapeutics), and solid oral drug delivery products (Depomed, Inc).  Throughout his career he has held positions of increasing responsibility in engineering and operations groups at Lifescan – a Johnson & Johnson Co., Applied Biosystems, Cygnus Therapeutics, Avocet Medical, and Depomed, Inc.  He received a B.S. degree in Chemistry from San Francisco State University.

Retirement of Director

On July 1, 2015, Mr. Luc H. Meyer retired as Director of the Company’s Board, effective immediately.  Mr. Meyer’s retirement does not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, or regarding the general direction of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCUREXA INC.

Dated: July 2, 2015	By: /s/ George Yu
Name: George Yu
Title: President & CEO